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                                                                   Exhibit 99.1

                                  [CHASE LOGO]

Chase Manhattan Mortgage Corporation
250 West Huron
Cleveland, OH 44113-1451
(216) 479-2500

March 2, 2001

PricewaterhouseCoopers, LLP
1616 North Fort Meyer Drive
Arlington, VA 22209-3100

In connection with your examination of our assertion that Chase Manhattan Mortgage Corporation and its subsidiaries (the "Company") complied with the minimum servicing standards in the Mortgage Bankers of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") exclusive of standards I.4., III.3., III.4., V.3. and V.4., (collectively the "Applicable Standards") solely for the purpose of servicing the home equity loans underlying the Revolving Home Equity Loan Asset Backed Certificate Series 1995-1 (the "Agreement") as of and for the year ended December 31, 2000, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards. Accordingly, we make the following representations regarding servicing of loans underlying the Agreement, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the Applicable Standards. As these loans are open ended home equity loans, rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows however are not applicable. Specifically these included USAP minimum servicing standards I.4., III.3., III.4., V.3. and V.4.

2. We are responsible for establishing and maintaining an effective internal control over compliance with the Applicable Standards.

3. We have performed an evaluation of the Company's compliance with the Applicable Standards.

4. As of and for the year ended December 31, 2000, the Company has complied with the Applicable Standards as they relate to the loans underlying the Agreement. We make no assertion regarding our compliance with minimum servicing standards as they relate to first mortgage loans that are not related to the Agreement.

5.       We have disclosed to you all known noncompliance with the Applicable
         Standards.




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March 2, 2001
PricewaterhouseCoopers, LLP
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6.       We have made available to you all documentation related to compliance with the Applicable Standards.

7. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the Applicable Standards, including communications received between December 31, 2000 and March 2, 2001.

8. We have disclosed to you any known noncompliance with the Applicable Standards occurring subsequent to December 31, 2000 through the date of this letter.

/s/ Richard Dargan
---------------------------------------
Richard Dargan
Vice President of Finance
of Chase Manhattan Mortgage Corporation

/s/ Lucy Gambino

Lucy Gambino
---------------------------------------
Vice President of Risk Management
of Chase Manhattan Mortgage Corporation